As Filed with the Securities and Exchange Commission on May 24, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hurray! Holding Co., Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Room 305-306, China Resources Building

8 Jian Guo Men Bei Street

Dongcheng District, Beijing, People’s Republic of China 100005

(86-10) 6518-8989

(Address of principal executive offices)

2004 Share Incentive Plan

2003 Stock Option Plan

2002 Incentive Compensation Plan

(Full title of the Plans)

CT Corporation System

111 Eighth Avenue

New York, NY 10011

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copies to:

Steven L. Toronto, Esq.

Paul Boltz, Esq.

Morrison & Foerster LLP

Suite 3408, China World Tower 2

1 Jian Guo Men Wai Avenue

Beijing, People’s Republic of China 100004

(86-10) 6505-9090

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Ordinary Shares, $0.00005 par value per share(5)	47,622,720	(2)	$0.08	(2)	$3,809,817.60	(2)	$448.42	(2)
Ordinary Shares, $0.00005 par value per share(5)	103,751,500	(3)	$0.08	(3)	$8,300,120.00	(3)	$976.92	(3)
Ordinary Shares, $0.00005 per value per share(5)	109,666,800	(4)	$0.1025	(4)	$10,745,568.30	(4)	$1,264.75	(4)
Totals	261,041,020		—		$22,855,505.90		$2,690.09

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plans.
(2)	These shares are offered under the 2002 Incentive Compensation Plan. Pursuant to Rule 457(h)(1), the maximum aggregate offering price is calculated as the product of 47,622,720 shares issuable upon exercise of outstanding options and the weighted average exercise price of approximately $0.08 per share, for an aggregate offering price of $3,809,817.60.
(3)	These shares are offered under the 2003 Stock Option Plan. Pursuant to Rule 457(h)(1), the maximum aggregate offering price is calculated as the product of 103,751,500 shares issuable upon exercise of outstanding options and the weighted average exercise price of approximately $0.08 per share, for an aggregate offering price of $8,300,120.00.
(4)	These shares are offered under the 2004 Share Incentive Plan. Pursuant to Rule 457(c) and Rule 457(h)(1), the maximum aggregate offering price is calculated as the sum of (a) the product of 15,328,000 shares issuable upon the exercise of outstanding options with an exercise price of $0.1025 per share, for an aggregate offering price of $1,571,120.00 and (b) the product of the remaining 94,338,800 shares available under the plan and the average of the high and low prices for the Registrant’s American Depositary Shares as quoted on the Nasdaq National Market on May 18, 2005, or $9.725, for an aggregate offering price of $9,174,448.30.
(5)	These shares may be represented by the Registrant’s American Depositary Shares, each of which represents one hundred ordinary shares. American Depositary Shares issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (333-122004).

PART I

INFORMATION REQUIRED IN THE

SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Part II, Item 3 of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents filed by Hurray! Holding Co., Ltd. (the “Registrant”) with the Commission are incorporated by reference herein:

a. The Registrant’s prospectus filed with the Commission on February 4, 2005 pursuant to Rule 424(b) under the Securities Act, which includes audited financial statements for the Registrant’s latest fiscal year.

b. The description of the Registrant’s Ordinary Shares which is contained in its Registration Statement on Form 8-A filed with the Commission under the Securities Exchange Act of 1934 (the “Exchange Act”) on January 12, 2005 (000-51116), including any amendment or report filed for the purpose of updating such description.

c. Exhibits 3.1 and 4.2 to the Registrant’s Registration Statement on Form F-1 filed with the Commission on January 12, 2005 and Exhibit (a) to the Registrant’s Registration Statement on Form F-6 filed with the Commission on January 13, 2005. See Part II, Item 8 hereof.

All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Cayman Islands law and Article 123 of the Registrant’s amended and restated articles of association provide that the Registrant may indemnify its directors, officers, advisors and trustee acting in relation to any of its affairs against actions, proceedings, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duty in their capacities as such. Under the Registrant’s articles of association, indemnification is not available, however, if those events were incurred or sustained by or through their own willful neglect or default.

The Registrant has entered into indemnification agreements with each of its directors and executive officers under which the Registrant agrees to indemnify each of them to the fullest extent permitted by Cayman Islands law, its articles of association and other applicable law, from and against all expenses and liabilities arising from any proceeding, to which the indemnitee is or was a party, witness or other participant. Upon the written request by a director or officer, the Registrant will, within 30 days after receipt of the request, advance funds for the payment of expenses, unless there has been a final determination that the director or officer is not entitled to indemnification for these expenses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures the Registrant’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

3.1	Amended and Restated Memorandum and Articles of Association of the Registrant.*

4.1	Specimen American Depositary Receipt of the Registrant.**

4.2	Specimen Stock Certificate of the Registrant.*

4.3	Form of Deposit Agreement among the Registrant, Citibank, N.A. and holders of the American Depositary Receipts.**

5.1	Opinion of Appleby Spurling Hunter.

23.1	Consent of Deloitte Touche Tohmatsu CPA Ltd., Independent Auditors.

23.2	Consent of Appleby Spurling Hunter (contained in Exhibit 5.1).

24.1	Power of Attorney (see signature page of this Registration Statement).

*	Incorporated herein by reference from the Registrant’s Registration Statement on Form F-1 filed with the Commission on January 12, 2005. See Part II, Item 3(c) hereof.
**	Incorporated herein by reference from the Registrant’s Registration Statement on Form F-6 filed with the Commission on January 13, 2005. See Part II, Item 3(c) hereof.

ITEM 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on the 24th day of May, 2005.

Hurray! Holding Co., Ltd.

By:	/s/ Jesse Liu
Name:	Jesse Liu
Title:	Chief Financial Officer
(principal financial and accounting officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Qindai Wang and Jesse Liu, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE
/s/ Qindai Wang Qindai Wang	President, Chief Executive Officer and Director (principal executive officer)	May 24, 2005

/s/ Jesse Liu Jesse Liu	Senior Vice President, Chief Financial Officer and Director (principal financial and accounting officer)	May 24, 2005

/s/ Robert Mao	Director	May 24, 2005
Robert Mao

/s/ Daniel Auerbach	Director	May 24, 2005
Daniel Auerbach

/s/ Scott Bonham	Director	May 24, 2005
Scott Bonham

/s/ Songzuo Xiang	Director	May 24, 2005
Songzuo Xiang

/s/ Shudan Zhang	Director	May 24, 2005
Shudan Zhang

/s/ Alan Powrie	Director	May 24, 2005
Alan Powrie

/s/ Scott Bonham Scott Bonham	Authorized Representative in the United States	May 24, 2005

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
3.1	Amended and Restated Memorandum and Articles of Association of the Registrant.*

4.1	Specimen American Depositary Receipt of the Registrant.**

4.2	Specimen Stock Certificate of the Registrant.*

4.3	Form of Deposit Agreement among the Registrant, Citibank, N.A. and holders of the American Depositary Receipts.**

5.1	Opinion of Appleby Spurling Hunter.

23.1	Consent of Deloitte Touche Tohmatsu CPA Ltd., Independent Auditors

23.2	Consent of Appleby Spurling Hunter (contained in Exhibit 5.1).

24.1	Power of Attorney (see signature page of this Registration Statement).

*	Incorporated herein by reference from the Registrant’s Registration Statement on Form F-1 filed with the Commission on January 12, 2005. See Part II, Item 3(c) hereunder.
**	Incorporated herein by reference from the Registrant’s Registration Statement on Form F-6 filed with the Commission on January 13, 2005. See Part II, Item 3(c) hereof.